EXHIBIT 5.1


                                  LAW OFFICES
                                MICHAEL E. KULWIN
                             317 SOUTH SIXTH STREET
                                  SECOND FLOOR
                            LAS VEGAS, NEVADA 89101

                                    TELEPHONE
                                 (702) 387-1726

                                    FACSIMILE
                                 (702) 387-5533

January  3,  2005


Donobi,  Inc.
3256  Chico  Way,  N.W.
Bremerton,  WA  98312

Attention:   Mr.  William  M.  Wright,  III
             Chief  Executive  Officer

Dear  Mr.  Wright:

We have acted as special local counsel, at your request, in the review of that certain Registration Statement on Form SB-2, to be filed with the Securities and Exchange Commission dated as of December 31, 2004. The Form SB-2 Registration Statement has been prepared by Kirkpatrick & Lockhart, LLP, 201 South Biscayne Boulevard, Suite 2000, Miami, Florida 33131 (hereinafter the "Statement"), respecting, in part, the registration of 11,628,876 shares (hereinafter the "Shares"), of common stock, par value $0.001 per share, of Donobi, Inc., a Nevada Corporation, (hereinafter, "Donobi").

Donobi  is  a duly organized Nevada corporation as of May 25, 2004, by reason of filing of Articles of Incorporation with the Nevada Secretary of State on said date. The Nevada Articles were filed with and accepted by the Nevada Secretary of State in accord with a corporate merger and name change occurring July 23, 2004.

You have requested our opinion as to matters set forth below in connection with the Registration Statement.

In  the  capacity  described  above,  we  have examined the following documents:
Registration Statement on Form SB-2, to be filed with the Securities and Exchange Commission, Washington, D.C., dated as of December 31, 2004; Officers' Certificate of Donobi issued by the Chief Executive Officer of same, to wit, William M. Wright III, dated December 30, 2004, respecting the Statement; and the Written Unanimous Consent of the Directors of Donobi, executed by William M. Wright III and Clark Whitney, same constituting all authorized Directors of Donobi, dated December 30, 2004, respecting the Equity Distribution Agreement referred to therein and collectively defined hereafter as the "Agreement".

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January  3,  2005

The documents referenced above are collectively referred to as the "Documents" upon which we have relied in issuing this opinion, including but not limited to, all matters set forth therein.

In this opinion, the words "our knowledge" signify that in the course of our representation of Donobi, no facts have come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the Documents are not accurate and complete. Except as otherwise stated in this opinion, we have undertaken no investigation or verification of such matters.

This opinion letter is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law (1991) as published in Volume 47, No. I of the Business Lawyer (November 1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith. The General Qualifications of the Accord apply to each of the paragraphs herein.

The law covered by the opinion expressed herein is limited to the laws of the State of Nevada. We have relied on factual representations (but not legal conclusions) made by Donobi as represented in the Documents and for the purposes of this opinion, we have assumed the authenticity of all Documents submitted as originals, the conformity to the originals of all Documents submitted to us as copies, and the authenticity of the originals of all documents submitted as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, other than Donobi and due authorization, execution and delivery of all Documents by the parties thereto other than Donobi.

Based on the foregoing and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that the Shares are duly authorized for issuance by Donobi and, when issued and paid for as described in the Statement, the shares will be validly issued, fully paid, and non-assessable.

This opinion letter relates solely to the matters explicitly covered herein, and no opinion is implied or may be inferred with respect to any other matter.

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January  3,  2005


We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Statement and to the statement made regarding our firm under the caption "Legal Matters" in the prospectus included in the Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very  truly  yours,

LAW  OFFICES  OF  MICHAEL  E.  KULWIN

/s/  Michael  E.  Kulwin
     -------------------
     MICHAEL  E.  KULWIN,
     FOR  THE  FIRM
     MEK/hj